AMENDMENT TO AMENDED AND RESTATED

TRANSFER AGENCY AGREEMENT

This Amendment, dated as of February 13, 2026 (the “Amendment”), is to the Amended and Restated Transfer Agency Agreement (the “Agreement”) dated as of December 17, 2020, by and between Transamerica Funds, a Delaware statutory trust, with its principal office and place of business at 1801 California Street, Suite 5200, Denver, CO 80202 (the “Trust”), and Transamerica Fund Services, Inc., a corporation organized under the laws of the State of Florida with its principal office and place of business at 1801 California Street, Suite 5200, Denver, CO 80202 (the “Transfer Agent”).

WHEREAS, the Trust and the Transfer Agent wish to amend Appendix A to the Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.   Pursuant to Section 6 of the Agreement, the parties agree to delete Appendix A of the Agreement in its entirety and replace it with the Appendix A attached hereto.

2.   Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect, and this Amendment and the Agreement shall be read and construed as one agreement.

3.   The Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized persons, as of the day and year first above written.

TRANSAMERICA FUND SERVICES, INC.

By: /s/ Joshua Durham

Name:	Joshua Durham

Title:	President and Chief Executive Officer

TRANSAMERICA FUNDS

By: /s/ Dennis P. Gallagher

Name:	Dennis P. Gallagher

Title:	Chief Legal Officer and Secretary

APPENDIX A

FEE SCHEDULE

For its services as Transfer Agent, TFS shall receive fees from the Trust on behalf of each of its series (or class thereof) (the “Funds”) as follows:

Class A, C, R, T*

Open Account**	$27.00 per account

Class I*

Asset Fee to TFS	10.25 bps

Class I2, I3, R4, R6 and Transamerica Core Plus Completion Fund*

Asset Fee to TFS	0.75 bps

Class R3*

Asset Fee to TFS	0.75 bps

Sub-Transfer Agent and Omnibus Intermediary Fees	15 bps

Class R2*

Sub-Transfer Agent and Omnibus Intermediary Fees	$11.00 per account

*	Applicable out-of-pocket expenses, including, but not limited to, quarterly shareholder statements and postage, will be charged directly to the funds.

**	Open Accounts include direct accounts and underlying beneficial owner accounts maintained by third parties.